Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Share Award Plan of CollPlant Biotechnologies Ltd. of our reports dated April 4, 2024, with respect to the consolidated financial statements of CollPlant Biotechnologies Ltd. and the effectiveness of internal control over financial reporting of CollPlant Biotechnologies Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel Aviv, Israel

May 29, 2024